UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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DEPOMED, INC.

(Name of Registrant as Specified in Its Charter)

HORIZON PHARMA PUBLIC LIMITED COMPANY

HORIZON PHARMA, INC.

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Filed pursuant to Rule 14a-6

of the Securities Exchange Act of 1934, as amended

Filing by: Horizon Pharma Public Limited Company

Subject Company: Depomed, Inc.

SEC File No. of Depomed, Inc.: 001-13111

Horizon Pharma plc (“Horizon Pharma”) has filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) and accompanying WHITE and BLUE proxy cards to be used to solicit requests that Depomed, Inc. (“Depomed”) call two related special meetings of shareholders.

This Schedule 14A filing consists of the following third party articles and video (provided below as a transcript) hyperlinked by Horizon Pharma at www.HorizonandDepomed.com/media-coverage/, a page from www.HorizonandDepomed.com, a website established by Horizon Pharma that contains information regarding the proposed acquisition of Depomed by Horizon Pharma and Horizon Pharma’s solicitation of requests that Depomed call two related special meetings of shareholders (the “Website”).

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Horizon pushes hostile, $2.4-billion bid for drugmaker Depomed with start of shareholder offer

Associated Press I Sept. 8, 2015 | 10:10 a.m. EDT	+ More

AP

By The Associated Press

Horizon Pharma is pushing ahead with its hostile, $2.4-billion bid to buy Depomed by starting an offer to exchange a portion of its stock for shares of the rival drugmaker.

Horizon Pharma makes the rheumatoid arthritis drug Duexis. Depomed has a portfolio that includes the migraine drug Cambia and the painkiller Nucynta ER.

Dublin-based Horizon said Tuesday that it will trade 0.95 of its shares for each Depomed share in an offer scheduled to expire in November.

The offer is worth $33 per share and represents a 60 percent premium to the $20.64 closing price of Depomed stock in early July, before Horizon went public with its acquisition proposal.

Depomed said its board will carefully review the exchange offer and then detail its position to shareholders in a regulatory filing.

The Newark, California-based drugmaker has already rejected the $33 per-share bid, saying it does not reflect the value Depomed would bring to a combined company. That bid represented an increase from a previous offer worth about $2.1 billion, or $29.95 per share.

Depomed’s board also has adopted a “poison pill” measure that aims to thwart a hostile takeover attempt by essentially making it too expensive.

Horizon Pharma Plc., which owns a 3.7 percent stake in Depomed, is also asking that drugmaker’s stock owners to call special meetings to vote on replacing its board of directors.

This comes more than a month after Horizon asked Depomed to set a shareholder vote on its bid and filed a lawsuit challenging the poison pill provision.

U.S.-traded shares of Horizon rose 43 cents to $29.83, as broader indexes also jumped nearly 2 percent shortly after markets opened Tuesday. Depomed climbed 21 cents to $26.87. That stock price has soared more than 65 percent so far this year.

Copyright 2015 The Associated Press. All rights reserved. This material may not be published, broadcast, rewritten or redistributed.

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Horizon Pharma to Seek to Replace Depomed Directors

By CHAD BRAY     AUG. 3, 2015

LONDON — The Irish drug maker Horizon Pharma said on Monday that it would seek a special shareholder meeting to replace the directors of Depomed, its smaller American rival, as it continued to pressure the company to engage in takeover talks.

Horizon Pharma also said it planned to file a lawsuit in state court in California on Monday to challenge a so-called poison pill plan adopted by Depomed to fend off its takeover approach.

Depomed said on Monday that it planned to file its own lawsuit against Horizon and said it would argue that Horizon’s takeover bid was predicated “on the improper and unlawful use of highly confidential and proprietary information” related to Nucynta, Depomed’s drug to help manage severe pain.

Last week, Depomed’s board unanimously rejected Horizon’s latest sweetened offer in an unsolicited bid to acquire Depomed in an all-share deal.

On Monday, Horizon, which owns about 1 percent of Depomed’s common stock, said that it wanted to team up with other shareholders to call a special shareholder meeting and would seek to remove all of Depomed’s current directors.

“We have repeatedly sought to engage in good faith with Depomed’s management team and board towards a consensual agreement to combine our two companies,” Timothy P. Walbert, the Horizon chairman, president and chief executive, said in a news release.

“However, as a result of the improper efforts of Depomed’s management team and board to entrench themselves, we have taken definitive steps to empower Depomed’s shareholders to act in their own best financial interests through a special shareholders meeting,” Mr. Walbert said.

Horizon said it planned to file a lawsuit in the Superior Court of California for the County of Santa Clara, challenging the legality of Depomed’s poison pill plan and other bylaw amendments adopted by the drug maker in July.

On Monday, Depomed fired back and said it was preparing its own lawsuit.

Depomed planned to seek an injunction in Superior Court to block Horizon from continuing to make “improper and unlawful use of Depomed’s highly confidential and trade secret data” and to prevent Horizon from continuing to make what Depomed claimed were “false and misleading statements” in connection with its takeover bid.

“The company believes that the actions announced today by Horizon are nothing but another baseless effort to advance Horizon’s inadequate proposal that the Depomed board has already determined undervalues the company and is not in the best interests of shareholders,” James Schoeneck, the Depomed president and chief executive, said in a news release. “At this time, shareholders do not need to take any action.”

On July 21, Horizon Pharma, which manufactures drugs to treat arthritis pain and rare diseases, said it was willing to pay $33 a share for Depomed.

The company previously offered on July 7 to buy Depomed, a specialty pharmaceutical company focused on products to treat pain and other conditions of the central nervous system, for $29.25 a share, which Horizon Pharma said valued the company at about $3 billion.

Horizon Pharma made a formal offer to acquire Depomed in late May but has said it has been repeatedly rebuffed by Depomed’s board.

Depomed, based in Newark, Calif., posted sales of $114.2 million in 2014 and has about 450 employees.

If completed, the transaction would add to a string of deals by Horizon Pharma in the last two years and would also be the latest in a flurry of transactions in the health care industry this year, particularly among pharmaceutical companies.

Horizon Pharma, based in Dublin, makes rare-disease drugs like Actimmune, which is used to help reduce the frequency and severity of serious infections associated with chronic granulomatous disease. It reported sales of $297 million in 2014 and has more than 630 employees.

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July 21, 2015 8:48 pm

Horizon raises offer for rival drugmaker Depomed

James Fontanella-Khan in New York

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Horizon Pharma, the Irish drugmaker, sweetened its offer for smaller rival Depomed on Tuesday, as it steps up its effort to acquire the maker of treatments for conditions of the central nervous system.

The Nasdaq-listed company increased its all-stock offer from $29.25 per share to $33 — a 60 per cent premium to the closing price of Depomed on July 6 when Horizon first approached its rival. The new offer values Depomed at about $2bn.

Timothy Walbert, chairman and chief executive of Horizon, said that the decision to increase the bid came after consulting Depomed’s largest shareholders, who made clear to him that they supported a deal.

“Depomed shareholders indicated that at $33 they would be more open to a deal — now it is up to the company’s management to engage,” Mr Walbert said.

A takeover by Horizon would come less than a year after it bought Vidara Therapeutics, which allowed the company to move its domicile overseas and escape US taxes. The so-called tax inversion gave Horizon an advantage over many rivals in pursuing deals as it faces a lower corporate tax with its foreign domicile.

Depomed, which rejected the first offer, claiming it failed to reflect the inherent value of the company, said it would consider the new “highly conditional, unsolicited proposal”.

However, it cautioned: “Depomed noted that today’s purported increase does not reflect any increase in the amount of Horizon stock that the Depomed shareholders would receive...and is the result of the trading value of Horizon’s stock having increased since it made its initial offer.”

Mr Walbert said that Depomed’s executives were either “playing games” or were “more concerned about losing their jobs” than engaging in talks with Horizon, which he argued were in the best interest of shareholders.

He said that the deal made strategic sense, offered substantial financial synergies and would be earnings accretive.

Annabel Samimy, analyst at Stifel, said in a report published ahead of the increased offer that the putative takeover would be highly attractive for both Horizon and Depomed shareholders.

“We see tremendous logic in Horizon’s acquisition of Depomed assets, which would increase Horizon’s marketed products to 13 from 7,” Ms Samimy wrote. “We calculate at least 20-25 per cent accretion by 2016, potentially exceeding 30 per cent by 2017.”

Horizon’s unsolicited offer is the latest in a series made by pharmaceutical companies this year as takeover battles for drugmakers have intensified in a rapidly consolidating industry.

More than $392bn of mergers and acquisitions have been announced since January, up nearly 80 per cent compared with the same period a year ago, according to Thomson Reuters data.

David Amsellem, senior analyst at Piper Jaffray, said that more deals would be “inevitable” in the fragmented speciality pharmaceuticals sector.

“The bid for Depomed, if anything, underscores our view that given the fragmentation in the pain and central nervous system space, there simply are too many ‘cooks in the kitchen’ and not all of the profitable players can act as acquirers,” said Mr Amsellem.

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FINANCE    PHARMACEUTICALS

Ireland’s Horizon Pharma launches hostile, $3 billion bid for U.S. rival

by Tom Huddleston, Jr.         @tjhuddle         JULY 7, 2015, 10:58 AM EDT

Photograph by Jean-Christophe Verhagen — AFP/Getty Images

Offer represents a 42% premium over Depomed’s Monday closing price.

Ireland’s Horizon Pharma is bringing its $3 billion takeover offer for U.S. rival Depomed directly to the company’s shareholders after being rebuffed in its attempts to negotiate with Depomed’s management.

Horizon’s ( ▲ )HZNP 6.99% hostile bid for Depomed ( ▲ )DEPO 3.06% , announced on Tuesday, values the Newark, Calif.-based specialty pharmaceutical company at $29.25 per share, which represents a 42% premium over Depomed’s Monday closing price. Depomed’s share price jumped nearly 40% on the news of Horizon’s offer.

The Irish manufacturer of drugs to treat arthritis and other inflammatory diseases said in a press release that it made “repeated attempts” to enter into deal discussions with Depomed’s management and board starting in March, only to have those advances and its takeover offer rejected. Depomed makes a range of pain treatments and products that treat conditions related to the central nervous system. Horizon believes the deal would increase sales for both companies’ products while the five different drugs Depomed currently has on the market would nearly double the size of Horizon’s current portfolio.

“The strategic and financial benefits of our proposal are highly compelling,” Horizon CEO and chairman Timothy Walbert said in a statement. Walbert added that his company’s proposal offers “substantial long-term value for Depomed’s shareholders,” whom he encouraged to urge the Depomed board to enter deal discussions.

If the two companies are able to reach an agreement, it would represent the latest in a string of deals for Horizon, which paid $660 million for Vidara Therapeutics International last year and also acquired Hyperion Therapeutics for $1.1 billion earlier this year. The pharma industry in general has seen more than its share of dealmaking recently, with deal volume and value on the rise in the first quarter of 2015, led by mega-mergers such as AbbVie’s ( ▲ )ABBV 2.32% $21 billion purchase of Pharmacyclics and Pfizer’s ( ▲ )PFE 1.90% $17 billion acquisition of Hospira ( ▲ )HSP 0.00% .

UPDATE: Depomed responded to Horizon’s unsolicited takeover proposal with a statement in which the company said its board “unanimously determined that it was not in the best interests of Depomed or its shareholders to pursue [Horizon’s proposal].” Depomed said the Horizon bid undervalues the company.

Depomed Learns It’s Tough to Say No Amid a Deal Frenzy: Real M&A

Tara Lachapelle

July 7, 2015 — 11:37 AM CDT

Depomed Inc. may be about to learn that you don’t snub a takeover partner in the thick of the industry’s biggest merger frenzy.

The maker of painkillers and anti-seizure medicines is now the target of a hostile bid from Horizon Pharma Plc, which says Depomed has refused to engage in talks since March. Horizon is offering $29.25 a share in stock, or about $3 billion including debt. Depomed surged 35 percent to $27.86 at 12:33 p.m. New York time, an indication that shareholders are welcoming Horizon’s interest and betting a deal will get done.

The offer is compelling given that analysts estimate Depomed shares would trade for only about $28 apiece on a stand-alone basis in the next 12 months, according to data compiled by Bloomberg. By engaging with Horizon, Depomed could get an even better price or lure another suitor.

And while investors almost always prefer cash bids, Horizon shares have outperformed most of their peers this year, more than doubling for a market value of $5 billion. Receiving the company’s stock may still be a good deal for Depomed shareholders, who would own about 25 percent of the combined entity. That’s attractive for Depomed investors looking at the company’s “crowded” balance sheet, Traver Davis, an analyst for Piper Jaffray Cos., wrote in a report Tuesday.

“Depomed’s options to fight off a hostile bid are relatively limited,” Davis said.

Acquisition Wave

A deal also gives Depomed shareholders the chance to profit from the acquisition wave that’s already swept up dozens of other drugmakers about the same size as buyers prove willing to pay steep prices. In the past 12 months, there’s been a record $298 billion of deals struck for drug and biotechnology companies. The transaction prices are the highest in at least 20 years relative to revenue and earnings before interest, taxes, depreciation and amortization, data compiled by Bloomberg show.

Horizon’s $29.25-a-share bid may leave room for other suitors to step in, according to Davis, who estimates $34 to be a “more reasonable” takeover price. Depomed was trading above $27 a share as recently as April.

The deal would make sense for a buyer with tax advantages -- like Dublin-based Horizon -- because Depomed’s long-term tax rate looks to be in the high 30 percent range, Davis wrote. Industry buyers from Shire Plc to Endo International Plc and Valeant Pharmaceuticals International Inc. have moved their legal addresses outside the U.S., which has lowered their taxes and provided more firepower to buy companies that haven’t yet undergone tax inversions, such as Depomed.

MARKETS

The Tax Inversion Wave Keeps Rolling

Proposed acquisition of Depomed shows how companies that move to lower-tax jurisdictions overseas use this advantage in corporate takeovers

Bridges span the River Liffey as commercial property stands beyond in Dublin, Ireland, on Thursday, Dec. 12, 2013. Ireland is set to exit a 67.5 billion-euro ($92.4 billion) three-year bailout on Dec. 15 with more than 20 billion euros of reserves that can fund the exchequer into 2015. PHOTO: AIDAN CRAWLEY/BLOOMBERG NEWS

By LIZ HOFFMAN

Updated July 7, 2015 7:05 p.m. ET

When Horizon Pharma PLC completed its takeover of a small, closely held Irish drug company last fall, its timing was fortuitous.

Horizon, formerly of Illinois, closed its deal with Dublin-based Vidara Therapeutics International Ltd. in September three days before U.S. regulators cracked down on these tax-beneficial corporate migrations known as inversions. Had the pair been slower to the altar, they would have been subject to tighter rules that make such overseas mergers more difficult and less lucrative.

Having squeaked through where others failed— AbbVie Inc., for example, abandoned its $54 billion takeover of Shire PLC in the wake of the new rules—Horizon is now pressing its tax advantages through deal making, following a well-worn path laid by other corporate inverters before it.

Their deals show that, despite Washington’s efforts last year to protect the U.S. corporate tax base, revenue keeps trickling out. Since the Treasury rules went into effect last fall, 55 U.S. companies have been sold to or targeted by foreign buyers, many of those acquirers formed by inversions themselves, according to FactSet.

On Tuesday, now-Dublin-based Horizon, which makes drugs for rare diseases, joined the club, going public with a $1.75 billion, all-stock takeover bid for Depomed Inc., a California-based maker of pain treatments. Shareholders of Depomed, which earlier rejected two private overtures from Horizon, would own about 25% of the combined company.

Horizon Chief Executive Officer Timothy Walbert said in an interview that buying Depomed, would generate “significant operating and tax synergies,” or savings. Depomed paid 38% of its profits in taxes last year, according to regulatory filings. Horizon is targeting a tax rate in the low 20s over the longer term. Ireland has a corporate tax rate of 12.5%.

Horizon and other inverted companies are using their new, lower tax rates to turbocharge corporate takeovers. Applying those rates, often in the midteens, to profits of companies in the U.S., with a federal corporate rate of 35%, can yield extra savings on top of those traditionally wrung from mergers. Moreover, unlike the U.S., Ireland and most other countries only tax profits earned in-country, giving companies the freedom and incentive to shift income to still-lower-tax jurisdictions.

Horizon has subsidiaries in Ireland, Luxembourg and Bermuda and engages in “transfer pricing,” a legal way of steering profits to lower-tax jurisdictions, to keep its taxes low, according to securities filings.

Over the past couple of years, the combination of low foreign tax rates and creative financial structuring, layered on top of a global mergers-and-acquisitions boom, has been potent. A new class of global companies—identified by corporate suffixes of PLC and Ltd.—are increasingly looking at U.S. companies—Corp.’s and Inc.’s—for takeovers and using their tax edge to help outbid rivals.

Corporate Chameleons Several U.S. companies have moved their legal residence to lower-tax countries and then snapped up U.S. firms.

A lower tax rate “gives you synergies that allow you to compete when it comes to valuing assets,” Mr. Walbert said. “We think about it as leveling the playing field. Endo, Actavis, all these other companies are operating at a lower tax rate.”

Two years ago, Actavis was a small New Jersey-based generic-drug maker when it bought Ireland’s Warner Chilcott PLC and redomiciled in Ireland. After a series of acquisitions, including Forest Laboratories Inc. for $25 billion and Allergan Inc. for $66 billion, the company, now called Allergan PLC, is one of the largest pharmaceutical firms in the world, with a market value of $120 billion and revenue of $23 billion.

Others to use inversions as a platform for acquisitions include Endo International PLC, which redomiciled in Ireland last year and has since committed more than $11 billion to U.S. acquisitions, including its recent deal for Par Pharmaceutical Holdings Inc. Mylan NV, which inverted to the Netherlands in February, in April launched a roughly $31 billion takeover bid for Perrigo Co.

Pharmaceutical companies are a natural fit for inversions and the deals that follow, given the sector’s global reach and reliance on patents, which are more easily transferred among subsidiaries than, say, factories or oil rigs.

But the trend is more widespread. Last week, Willis Group Holdings PLC, the insurance brokerage once domiciled in the U.K. that decamped to Bermuda in 2001 and then to Ireland in 2010, struck a deal to buy Towers Watson & Co., the U.S. professional-services firm. Willis has an effective tax rate of about 22% and Towers Watson’s is 35%, according to the most recent filings. CEOs of both companies said taxes were a side benefit and not a driver of the deal.

For Horizon, the tax savings are part of a broader rationale for the deal, Mr. Walbert said. The combined company would have 13 marketed medicines, nearly twice the number Horizon currently sells. Many of Depomed’s products have patent protection through at least 2022, according to analysts at Leerink Partners LLC, who wrote in an investor note that buying Depomed would add about 10% to Horizon’s 2016 earnings per share.

For now, its target is reluctant. Depomed privately rejected the $29.25-a-share offer in a June 25 letter to Mr. Walbert and did so again publicly Tuesday. Depomed said the bid undervalues its prospects, particularly the unrealized fruits of its April acquisition of the U.S. distribution rights to a treatment for diabetes-related nerve pain.

On Tuesday, Depomed’s shares gained 39%, to $28.62, a slim discount to the offer price, suggesting investors are optimistic about an eventual tie-up.

Depomed would be Horizon’s second large U.S. takeover since completing its inversion. In May, it paid $956 million for Hyperion Therapeutics Inc., whose drugs treat a rare metabolic condition. That deal promises fewer immediate tax savings, though, as Hyperion had paid just a total of $350,000 in taxes over the previous three years, in part by applying past operating losses and tax credits, filings show.

Write to Liz Hoffman at liz.hoffman@wsj.com

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Horizon Pharma plc CEO Timothy Walbert Appears on CNBC (video)

CNBC

20 July 2015

http://www.horizonanddepomed.com/horizon-ceo-timothy-walbert-appears-on-cnbc-video-cnbc-20-july-2015/

TRANSCRIPT

Jim Cramer: Shares of Horizon Pharma are higher this morning. The company giving a preview of its second quarter sales and earnings, and pretty spectacular. Joining us is Horizon Pharma Chairman and CEO Timothy Walbert, along with our own Meg Tirrell. You might know Timothy because he’s been a frequent guest on Mad Money. How many, Tim, of these new drugs—the ones that you just acquired—are responsible for this upside?

Tim Walbert: Well Jim, it’s a combination of both our base business continuing to accelerate, and the Hyperion transaction with RAVICTI® also integrated fully within a few weeks and ramping up, as well, adding new patients.

Cramer: Now, I think a lot of people don’t understand that when you get a drug, a lot of people have either kind of given up one or didn’t know how to be able to sell it well. You’ve got a unique method that involves doctors not being able to reject—and health care companies—not being able to reject. Can you just talk about the idea of how you are kind of trying to revolutionize the health care system here?

Walbert: Well, that’s a good question. Now, you’re speaking about our “Prescriptions Made Easier”—PME program. And what we do there is, really it’s all about creating access for patients by getting the lowest out-of-pocket costs for them and ultimately, as you said, minimizing those rejections in managed care. So we provide a patient who gets rejected free drugs to create that access and physicians write a lot more as a result.

Meg Tirrell: And that’s obviously a super important thing—is getting patients access to drugs at the lowest price point, but you know, one thing I’m just curious about is I read so much about acquisitions and then after a company is acquired, the acquirer raises the price on the drug forty percent…

Walbert: Right.

Tirrell: I mean, is that a sustainable practice? I mean, how does that make sense if you’re not changing the drug in any way?

Walbert: Right, we look at pricing in a way of—pricing really at what the market will bear, but more importantly, it’s how we use those dollars. In the case of PENNSAID® 2%, we bought the product. The average selling price doubled. The overall list price went up much more, but that gives us money to create access for patients.

Tirrell: And so, that gives you money to create access for patients, but does it also make access harder because there’s more pushback for reimbursement.

Walbert: Sometimes, but ultimately we find a benefit of creating access for patients, minimizing those issues and hassles in a physician’s office where patients get rejected—as creating an overall benefit for patients. They get access to the drug and as a result the physicians significantly write more prescriptions of our product.

Tirrell: Tell us also about the Depomed acquisition you guys are trying to make. They’ve instituted this poison pill. David probably has much more—many more thoughts on this.

David Faber: No, I mean, I think it’s obviously a valid point. Your stock is up. That certainly would seem to help your pursuit here. But what are you willing to do? They, of course, put the pill in and it’s made it more difficult to call a special meeting, though not impossible—certainly. Are you willing to go down that road, and what have you heard from shareholders of both your own and theirs in terms of what they want to see happen?

Walbert: Well first, David, we believe this is a shareholder-friendly proposal, and that’s the reason we went public with it last Tuesday—was that we heard from shareholders who own shares of both Horizon and Depomed that this is both strategic and financially compelling. That’s why we went public with it, because we felt both sets of shareholders. We’ve had a number of meeting with both their shareholders and ours and they believe that it makes sense strategically, operationally, and financially. And we’re here to stick it out and make the deal happen.

Faber: Yeah, except Depomed’s management doesn’t seem to agree. And in the conversations I’ve had with those who advise the company—seem indicate they’re going to fight here. So what are you willing to do?

Walbert: Well, ultimately, we’re willing to exercise all tools that are required to make the transaction happen. But in the end, the Depomed shareholders who see, like our earnings today, significant results driving both newly acquired products as well as the base business— they’re going to see that…see that the deal makes sense, call their board, and really force them to engage because the deal makes sense for both sets of shareholders.

Cramer: Tim, the…this ACTIMMUNE®, which I know was meant to be a big drug—it’s much bigger than you thought, isn’t it? From what you—from the numbers I’m seeing [inaudible].

Walbert: Right, we love the transaction. We got that via the acquisition of Vidara last September. And with the two base indications, we see it as about a $150 to $200 million drug. But as you’ve said on your show, Jim, we started a Phase III trial for Friedreich’s Ataxia—a rare neurological disease—where we expect to get data late next year. And that indication alone—it could be $500 [million] to $1 billion in sales.

Faber: Wow.

Cramer: Alright, well, this is big. Congratulations on a much-better-than-expected quarter, obviously as David says—in the midst of a major, major deal. That’s Timothy Walbert, Horizon Pharma, and we’ve liked it since, what? The mid-teens?

Walbert: Absolutely. Thanks so much. Great to be on!

*    *    *

Forward-Looking Statements

This communication contains forward-looking statements, including, but not limited to, statements related to Horizon Pharma’s offer to exchange its ordinary shares for all issued and outstanding shares of Depomed’s stock and the potential strategic and financial benefits thereof, the future financial performance and prospects of each of Horizon Pharma and Depomed, Horizon Pharma’s business strategy and plans, and other statements that are not historical facts.

These forward-looking statements are based on Horizon Pharma’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks that the conditions to the exchange offer will not be satisfied, Horizon Pharma will ultimately not pursue a transaction with Depomed or Depomed will reject engaging in any transaction with Horizon Pharma; if the conditions of the exchange offer are satisfied and/or a transaction is negotiated between Horizon Pharma and Depomed, risks related to Horizon Pharma’s ability to complete the acquisition on the proposed terms; the possibility that competing offers will be made; risks associated with business combination transactions, such as the risk that the businesses will not be integrated successfully, that such integration may be more difficult, time-consuming or costly than expected or that the expected benefits of the acquisition will not be realized; risks related to future opportunities and plans for the combined company, including uncertainty of the expected financial performance and results of the combined company following completion of the proposed acquisition; disruption from the proposed acquisition, making it more difficult to conduct business as usual or maintain relationships with customers, employees or suppliers; and the possibility that if the combined company does not achieve the perceived benefits of the proposed acquisition as rapidly or to the extent anticipated by financial analysts or investors, the market price of Horizon Pharma’s shares could decline, as well as other risks related to

Horizon Pharma’s and Depomed’s businesses, including the ability to grow sales and revenues from existing products; competition, including potential generic competition; the ability to protect intellectual property and defend patents; regulatory obligations and oversight; and those risks detailed from time-to-time under the caption “Risk Factors” and elsewhere in Horizon Pharma’s and Depomed’s respective filings and reports with the SEC. Horizon Pharma undertakes no duty or obligation to update any forward-looking statements contained in this presentation as a result of new information, except as required by applicable law or regulation.

Third Party-Sourced Information

This communication consists of materials that have been sourced from third parties. Horizon Pharma does not make any representations regarding the accuracy, completeness or timeliness of such third party information. Permission to hyperlink or post such information has neither been sought nor obtained.

Additional Information

This communication does not constitute an offer to buy or solicitation of any offer to sell or vote securities and each is for informational purposes only. It relates to the offer commenced by Horizon Pharma to exchange each issued and outstanding share of Depomed common stock for 0.95 Horizon ordinary shares. The offer will be made only through the Tender Offer Statement on Schedule TO or the Prospectus/Offer to Exchange included in the Registration Statement on Form S-4 (including the Letter of Transmittal and related documents and as amended from time to time, the “Exchange Offer Documents”) that Horizon Pharma has filed with the SEC. This communication also relates to a solicitation by Horizon Pharma of Depomed’s shareholders to call two special shareholders meetings to consider the principal proposals described in the Special Meetings Solicitation Statement (as defined below). On September 8, 2015, Horizon Pharma filed a definitive solicitation statement and accompanying WHITE and BLUE proxy cards with the SEC with respect to the solicitation of proxies to call two related special meetings of shareholders (including any amendments and supplements, the “Special Meetings Solicitation Statement”). Subject to further developments, Horizon Pharma may file one or more supplements to the Special Meetings Solicitation Statement and additional solicitation statements and/or one or more proxy statements or other documents with the SEC in connection with such special shareholders meetings, and Horizon Pharma (and, if a negotiated transaction is agreed upon, Depomed) may file one or more registration statements, prospectuses, proxy statements, Exchange Offer Documents or other documents with the SEC in connection with the offer or any other proposed transaction involving Horizon Pharma and Depomed.

INVESTORS AND SECURITY HOLDERS OF HORIZON PHARMA AND DEPOMED ARE URGED TO READ CAREFULLY THE SPECIAL MEETINGS SOLICITATION STATEMENT (INCLUDING ANY SUPPLEMENTS), THE ACCOMPANYING WHITE AND BLUE PROXY CARDS AND OTHER SOLICITATION STATEMENTS, PROXY STATEMENTS AND DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE SPECIAL SHAREHOLDERS MEETINGS AND THE EXCHANGE OFFER DOCUMENTS (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS) AND ANY REGISTRATION STATEMENTS, PROSPECTUSES, PROXY STATEMENTS AND OTHER DOCUMENTS

FILED WITH THE SEC IN CONNECTION WITH THE OFFER OR ANY OTHER PROPOSED TRANSACTION INVOLVING HORIZON PHARMA AND DEPOMED WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT HORIZON PHARMA, DEPOMED, THE SPECIAL SHAREHOLDERS MEETINGS, THE OFFER OR ANY OTHER PROPOSED TRANSACTION INVOLVING HORIZON PHARMA AND DEPOMED, AS APPLICABLE.

If your shares are held by a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name.” Only your broker or other nominee, as the holder of record of your shares, may submit (i) a WHITE proxy card to join us in calling a special meeting to consider and vote on proposals for removing the current Depomed board of directors and for amending the Depomed bylaws and/or (ii) a BLUE proxy card to join us in calling a second special meeting to elect a slate of Horizon Pharma’s nominees to the Depomed board of directors contingent on the current directors being removed, and your bank, broker or other nominee may do so only with your specific instructions to do so. YOUR BANK, BROKER OR OTHER NOMINEE HAS PROVIDED YOU WITH A SINGLE VOTING INSTRUCTION FORM FOR PURPOSES OF VOTING ON THE MATTERS SET FORTH IN BOTH THE WHITE PROXY CARD AND THE BLUE PROXY CARD. PLEASE READ AND FOLLOW SUCH SINGLE VOTING INSTRUCTION FORM CAREFULLY IF YOU WISH TO JOIN US IN CALLING ONE OR BOTH OF THE SPECIAL MEETINGS. PLEASE NOTE THAT THE SINGLE VOTING INSTRUCTION FORM PERMITS BENEFICIAL OWNERS TO “ABSTAIN” FROM VOTING ON THE MATTERS SET FORTH ON THE WHITE AND BLUE PROXY CARDS; IF YOU, AS A BENEFICIAL OWNER SO ABSTAIN ON EITHER OR BOTH PROXY CARDS, YOUR ABSTENTION WILL RESULT IN YOUR SHARES NOT BEING COUNTED TOWARDS OUR OBTAINING THE REQUISITE PERCENTAGE OF SHAREHOLDER SUPPORT FOR CALLING THE APPLICABLE SPECIAL MEETING.

Investors and security holders may obtain free copies of the Special Meetings Solicitation Statement, the Exchange Offer Documents and any other related documents (when they are available) filed with the SEC at the SEC’s web site at www.sec.gov or by directing a request to Horizon Pharma’s Investor Relations department at Horizon Pharma, Inc., Attention: Investor Relations, 520 Lake Cook Road, Suite 520, Deerfield, IL 60015 or to Horizon Pharma’s Investor Relations department at 224-383-3400 or by email to
investor-relations@horizonpharma.com. Investors and security holders may obtain free copies of the documents filed with the SEC on Horizon Pharma’s website at www.horizonpharma.com under the heading “Investors” and then under the heading “SEC Filings.”

The contents of any website referenced on the Website or in the documents contained on the Website are not incorporated by reference herein.

Special Note Regarding Litigation

As described in the Exchange Offer Documents and the Special Meetings Solicitation Statement, Horizon Pharma is currently challenging Depomed’s bylaw-mandated process for calling a special meeting of shareholders as contrary to California law in a judicial proceeding seeking to protect Depomed shareholders’ franchise rights. With that judicial challenge pending, the

Special Meetings Solicitation Statement and accompanying WHITE and BLUE proxy cards that have been distributed to Depomed shareholders reflect Horizon Pharma’s good faith effort to nevertheless comply with what we believe is an onerous process for calling a special meeting of shareholders imposed by the Depomed board of directors. The Superior Court of the State of California, County of Santa Clara, where our judicial challenge is pending, has calendared for November 5, 2015 a hearing on a preliminary injunction motion by a subsidiary of Horizon Pharma to enjoin, among other things, the enforcement of Depomed’s bylaws that mandate what we believe to be the onerous process for calling a special meeting of shareholders. On that same date, the Court is also scheduled to hold a hearing on a preliminary injunction motion by Depomed for its claims against Horizon Pharma and a subsidiary of Horizon Pharma.

Certain Information Regarding Participants

Horizon Pharma and/or Depomed and their respective directors, executive officers and certain other employees and the Horizon Pharma nominees may be deemed participants in a solicitation of proxies in connection with the requests to call the special shareholders meetings. You can find information about Horizon Pharma’s directors, executive officers and such certain other employees and any individuals Horizon Pharma is seeking to nominate for election to the Depomed board of directors, as described in the Special Meetings Solicitation Statement, in Horizon Pharma’s Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on February 27, 2015, Horizon Pharma’s definitive proxy statement filed with the SEC on May 6, 2015, Horizon Pharma’s Current Report on Form 8-K/A filed with the SEC on July 27, 2015 and the Special Meetings Solicitation Statement and in such other solicitation statements, proxy statements or other documents that would be filed with the SEC in connection with the special shareholders meetings. You can find information about Depomed’s directors, executive officers and its employees who are participants in such solicitation in Depomed’s definitive proxy statement filed with the SEC on April 16, 2015, Depomed’s preliminary revocation statement filed with the SEC on September 14, 2015, the Special Meetings Solicitation Statement and in such other solicitation statements, proxy statements or other documents that would be filed with the SEC in connection with the special shareholders meetings. These documents are available free of charge at the SEC’s web site at www.sec.gov and, with respect to Horizon Pharma, from Investor Relations at Horizon Pharma as described above. Additional information regarding the interests of such potential participants is included in the Special Meetings Solicitation Statement and will be included in one or more registration statements, proxy statements or other documents filed with the SEC if and when they become available.